EXHIBIT 99.1

Verso Corporation Reports Fourth Quarter and Year End 2016 Results
MEMPHIS, Tenn. - (March 15, 2017) - Verso Corporation (NYSE: VRS) today reported financial results for the fourth quarter of 2016, including net sales of $646 million, net income of $8 million, and adjusted EBITDA of $92 million, which includes a $25 million gain on the elimination of certain post-retirement benefit obligations. For the full year 2016, results for the predecessor and successor companies are shown below.

Overview
“Verso closed out the year with a strong fourth quarter, with adjusted EBITDA exceeding our guidance and a solid foundation to build upon in 2017,” said Verso Chief Executive Officer, B. Christopher DiSantis. “We are especially pleased to report a significant improvement in Verso’s 2016 safety performance, with serious injuries reduced 30 percent compared to 2015. Our employees have worked very hard to achieve this world-class safety performance, but we believe zero injuries is achievable and won’t be satisfied until everyone goes home from work in the same condition as when they arrived.

“With a refreshed capital structure, strong free cash flow and potential opportunities for value creation, Verso is well positioned to compete and win in the global marketplace,” DiSantis continued. “Our aim is high and our determination unmatched as we continue to deliver the high quality products and services our customers expect, strive to further improve our safety performance, improve operating efficiency and drive out cost in every aspect of our business.”

Presentation of Predecessor and Successor Financial Results
Verso Corporation (the “Company”) adopted fresh-start reporting as of July 15, 2016 (the “Effective Date”), the effective date of its First Modified Third Amended Joint Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code dated June 20, 2016, and the date that Verso emerged from its Chapter 11 cases. As a result of the application of fresh-start reporting, the Company’s financial statements for periods prior to the Effective Date are not comparable to those for periods subsequent to the Effective Date. References to “Successor” refer to the Company on or after the Effective Date. References to “Predecessor” refer to the Company prior to the Effective Date. Operating results for the Successor and Predecessor periods are not necessarily indicative of the results to be expected for a full fiscal year. References such as the “Company,” “we,” “our” and “us” refer to Verso Corporation and its consolidated subsidiaries, whether Predecessor and/or Successor, as appropriate.

Results of Operations - Comparison of Three Months Ended December 31, 2016 to Three Months Ended December 31, 2015

	Predecessor	Successor
	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,	Three Month
(Dollars in millions)	2015	2016	$ Change
Net sales	$756	$646	$(110)
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization and depletion)	665	539	(126)
Depreciation, amortization and depletion	127	69	(58)
Selling, general and administrative expenses	53	26	(27)
Restructuring charges	(29)	9	38
Other operating expense	1	6	5
Operating loss	(61)	(3)	58
Interest expense	69	9	(60)
Loss before income taxes	(130)	(12)	118
Income tax benefit	(1)	(20)	(19)
Net (loss) income	$(129)	$8	$137

Comments to Results of Operations - Comparison of Three Months Ended December 31, 2016 to Three Months Ended December 31, 2015

•
Net sales for the fourth quarter of 2016 were 15% lower than the fourth quarter of 2015. The sales decline was attributable to both a decrease in total sales volume and a decrease in pricing due to the general softening of demand for coated papers.

•
Gross margin increased from 12% in the fourth quarter of 2015 to 17% in the fourth quarter of 2016 due to the favorable impact from raw material costs, improved operations and benefits related to the elimination of certain post-retirement benefit obligations, resulting in a gain of $25 million in the fourth quarter of 2016.

•
Depreciation, amortization and depletion for the fourth quarter of 2016 was significantly lower than the fourth quarter of 2015, which was attributable to capacity reductions at our Androscoggin Mill, the closure of the Wickliffe Mill and the reduction in fair value of our property, plant and equipment as a result of adopting fresh-start accounting.

•	SG&A expense reduction was attributable to both a decline in spending, reduced (pre) reorganization costs as well as a reclassification of 2016 SG&A to cost of products sold (COPS).

•
Restructuring charges are related to the closure of the Wickliffe Mill in Kentucky and capacity reductions at the Androscoggin Mill in Maine. 2015 includes the reclassification of accelerated depreciation expense previously reported as restructuring charges.

Results of Operations - Comparison of 12 Months Ended December 31, 2016 to the 12 Months Ended December 31, 2015

	Predecessor		Successor
	12 Months	January 1, 2016	July 15, 2016
	Ended	Through	Through
	December 31,	July 14,	December 31,	12 Month
(Dollars in millions)	2015	2016	2016	$ Change
Net sales	$3,122	$1,417	$1,224	$(481)
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization and depletion)	2,727	1,249	1,098	(380)
Depreciation, amortization and depletion	308	100	93	(115)
Selling, general and administrative expenses	187	95	49	(43)
Restructuring charges	54	151	11	108
Other operating expense (income)	1	(57)	8	(50)
Operating loss	(155)	(121)	(35)	(1)
Interest expense	270	39	17	(214)
Loss before reorganization items, net	(425)	(160)	(52)	213
Reorganization items, net	—	(1,338)	—	(1,338)
(Loss) income before income taxes	(425)	1,178	(52)	1,551
Income tax benefit	(3)	—	(20)	(17)
Net (loss) income	$(422)	$1,178	$(32)	$1,568

Comments to Results of Operations - Comparison of 12 Months Ended December 31, 2016 to 12 Months Ended December 31, 2015

•
Net sales for the 12 months of 2016 were 15% lower than in the 12 months of 2015. The decline in sales was attributable to both a decline in total sales volume and a decrease in pricing due to the general softening of demand for coated papers, our capacity reductions at our Androscoggin Mill, and the closure of our Wickliffe Mill.

•	SG&A expenses decreased primarily as a result of synergies achieved from the NewPage acquisition, and a reallocation of $11 million in 2016 SG&A to COPS.

•
Depreciation, amortization and depletion for the 12 months of 2016 was lower than in the same period of the prior year 2015, which was attributable to capacity reductions at our Androscoggin Mill, the closure of the Wickliffe Mill and the reduction in fair value of our property, plant and equipment as a result of adopting fresh-start accounting.

•
Restructuring charges increased $108 million for the 12 months of 2016 compared to the same period of 2015. Restructuring charges for the 12 months of 2016 consisted primarily of non-cash fixed asset write-down charges from the closure of the Wickliffe Mill. 2015 includes restructuring expenses associated with the NewPage acquisition and the Wickliffe, Androscoggin and Bucksport facilities.

•	Other operating income for the 12 months of 2016 increased $50 million and was primarily attributable to the gain on the sale of hydroelectric facilities in January 2016.

•
Reorganization items, net for the Predecessor period from January 1, 2016 to July 14, 2016, was a net gain of $1,338 million, primarily attributable to adjustments to reflect the gain associated with the elimination of debt, offset by the impact of fresh-start accounting and professional fees directly associated with our Chapter 11 cases.

Business Performance

Verso’s performance in the fourth quarter of 2016 showed improvement over the third quarter of 2016 as operational performance improved and maintenance costs declined. The Company previously announced a temporary idling of a paper machine at our Androscoggin Mill.

Guidance

The Company is providing the following guidance:

•	First quarter sales of $600-625 million

•	First quarter term loan amortization and excess cash flow payment to be $14 million

•	First quarter capital expenditures of $7-10 million with full year capital expenditures of $55- 65 million

•	Full year cash taxes of $0-5 million, consisting of primarily state income and franchise taxes

•	Full year pension funding to be $32-36 million

•	Maintenance expense to be weighted heavier in the second and third quarter of 2017

•	2017 EBITDA to be lower than in 2016

Reconciliation of Net Income to Adjusted EBITDA

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that Adjusted EBITDA is an operating performance measure commonly used in our industry that provides investors and analysts with a measure of ongoing operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with accounting principles generally accepted in the United States, or “GAAP,” and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with GAAP.

The following table reconciles net (loss) income to EBITDA and Adjusted EBITDA for the presented periods:

	Predecessor			Successor
	Three Months	12 Months	January 1, 2016	Three Months	July 15, 2016
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	July 14,	December 31,	December 31,
(Dollars in millions)	2015	2015	2016	2016	2016
Net (loss) income	$(129)	$(422)	$1,178	$8	$(32)
Income tax benefit	(1)	(3)	—	(20)	(20)
Interest expense, net	69	270	39	9	17
Depreciation, amortization, and depletion	127	308	100	69	93
EBITDA	$66	$153	$1,317	$66	$58
Adjustments to EBITDA:
Reorganization items, net (1)	—	—	(1,338)	—	—
Restructuring charges (2)	(24)	59	151	9	11
Fresh-start accounting adjustments (3)	—	—	3	2	46
Losses (gains) on disposal of assets (4)	6	6	(57)	2	2
Pre- and post-reorganization costs (5)	10	10	6	6	8
NewPage acquisition and integration-related costs/charges (6)	3	36	—	—	—
Other items, net (7)	—	5	13	7	8
Adjusted EBITDA	$61	$269	$95	$92	$133

(1)	Net gains associated with the Chapter 11 Cases.

(2)
For 2016, charges are primarily associated with the closure of the Wickliffe mill, of which $137 million is non-cash. For 2015, charges represent severance and employee related costs and other restructuring charges associated with the NewPage acquisition, and the closure of the Bucksport mill.

(3)	Non-cash charges related to the one-time impacts of adopting fresh-start accounting.

(4)	Realized (gains) and losses on the sale of assets, which are primarily attributable to the sale of hydroelectric facilities in January 2016.

(5)	Costs incurred in connection with advisory and legal services related to planning for and emerging from the Chapter 11 Cases.

(6)	Professional fees and other charges and integration costs incurred in connection with the NewPage acquisition, including one-time impacts of purchase accounting.

(7)
Amortization of non-cash incentive compensation, unrealized losses (gains) on energy-related derivative contracts, Wickliffe operating costs while idled, and miscellaneous other non-recurring adjustments.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," “potential” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed from time to time in Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call
Verso will host a conference call on Wednesday, March 15, 2017, at 3 p.m. (EDT) to discuss fourth quarter and year end 2016 results. Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 1755468 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at http://investor.versoco.com/ by navigating to the Financial Information page. This release and Verso’s annual report on Form 10-K for the period ended December 31, 2016, will be made available on Verso’s website at http://investor.versoco.com/ by navigating to the Financial Information page.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10102869. The replay will be available starting at 5 p.m. (EDT) on Wednesday, March 15, 2017, and will remain available until April 15, 2017. An archive of the conference call and webcast will be available at http://www.versoco.com/ starting at 5 p.m. (EDT) on Wednesday, March 15, 2017, and will remain available for 120 days.

Investor contact:
investor.relations@versoco.com
901-369-4128

Media contact:
Kathi Rowzie
Vice President, Communications and Public Affairs
901-369-5800
kathi.rowzie@versoco.com